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                                  EXHIBIT 99.2

                   UNICOMP, INC. 1996 DIRECTOR INCENTIVE PLAN
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                                 UNICOMP, INC.

                          1996 DIRECTOR INCENTIVE PLAN

ARTICLE 1.  ESTABLISHMENT, PURPOSE, AND DURATION

1.1   ESTABLISHMENT OF THE PLAN.   UniComp, Inc. a Colorado Corporation, hereby
      establishes the "UniComp, Inc. 1996 Director Incentive Plan" (the "Plan") for the benefit of its Nonemployee Directors. The Plan sets forth the terms of initial and annual grants of Options to Nonemployee Directors, and such grants are subject to the terms in this Plan.

1.2 PURPOSE OF THE PLAN. The purpose of the Plan is to encourage ownership in the Company by Nonemployee Directors, and to strengthen the ability of the Company to attract and retain the services of experienced and knowledgeable individuals as Nonemployee Directors of the Company and to provide those individuals with a further incentive to work for the best interests of the Company and its shareholders.

1.3 DURATION OF THE PLAN. The Plan is effective as of the date approved by the Company's Board of Directors at its August 30th 1996 Board of directors meeting (the "Effective Date"). The Plan shall remain in effect until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Article 7 or Section 8.4. However, no Award may be granted under the Plan on or after July 31, 2005.

ARTICLE 2.  DEFINITIONS AND CONSTRUCTION

2.1   DEFINITIONS.   For purposes of the Plan, the following terms will have the meanings set forth below:

      (a)  "Award" means a grant of Nonqualified Stock Options under the Plan.
        .

      (b) "Board" or "Board of Directors" mean the Board of Directors of the Company, and includes any committee of the Board of Directors designated by the Board to administer this Plan.

      (c) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

      (d) "Committee" means the committee appointed by the Board to administer the Plan.

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      (e)  "Company" means UniComp, Inc. a Colorado Corporation, or any successor as provided in Section 8.3.

      (f) "Director" means any individual who is a member of the Board of Directors of the Company.

      (g) "Disability" means a permanent and total disability, within the meaning of Code Section 22(e)(3). To the extent permitted pursuant to Section 16 of the Exchange Act, Disability shall be determined by the Board in good faith, upon receipt of sufficient competent medical advice from one or more individuals, selected by the Board, who are qualified to give professional medical advice.

      (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor provision.

      (i) "Fair Market Value" means with respect to Stock or any other property, the fair market value of such Stock or other property as determined by the Committee in its discretion, under one of the following methods: (i) the average of closing bid and asked prices for the Stock as reported on the NASDAQ National Market System (or any other national securities exchange on which the Stock is then listed) for that date or, if no prices are reported for that date, such prices on the next proceeding date for which closing bid and asked prices were reported; or (ii) the price as determined by such methods or procedures as may be established from time to time by the Committee.

      (j) "Grant Date" means the date this Plan is adopted by the Board of Directors at its August, 1996 meeting and thereafter March 1, 1997 and each anniversary of that date through and including March 1, 2005.

      (k) "Nonemployee Director" means any individual who is a Director of the Company, but who is not otherwise a common-law employee of the Company.

      (l) "Nonqualified Stock Option" or "NQSO" means an option to purchase Shares, granted under Article 6, that is not intended to be an incentive stock option qualifying under code Section 422.

      (m)  "Option" means a Nonqualified Stock Option granted under the Plan.

      (n) "Participant" means a Nonemployee Director of the Company who has been granted an Award under the Plan.

      (o) "Person" shall have the meaning in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d).

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      (p)  "Shares" means the shares of common stock of the Company.

2.2 GENDER AND NUMBER. Except as indicated by the context, any masculine term also shall include the feminine, the plural shall include the singular and the singular shall include the plural.

2.3 SEVERABILITY. If any provision of the Plan is determined to be invalid for any reason, the remaining portion of the Plan shall be construed and enforced as if the invalid provision had not been included.

ARTICLE 3. ADMINISTRATION

3.1 THE COMMITTEE. The Plan will be administered by the Committee, subject to the restrictions set forth in the Plan.

3.2 ADMINISTRATION BY THE COMMITTEE. The Committee has the full power, discretion, and authority to interpret and administer the Plan in a manner that is consistent with the Plan's provisions. However, the Committee does not have the power to (i) determine Plan eligibility, or to determine the number, the price, the vesting period, or the timing of Awards to be made under the Plan to any Participant, or (ii) take any action that would result in the Awards not being treated as "formula awards" within the meaning of rule 16b-3(c)(ii) of the Exchange Act or any successor provision thereto.

3.3   DECISIONS BINDING.   The Committee's determinations and decisions under
      the Plan, and all related orders or resolutions of the Board shall be final, conclusive, and binding on all persons, including the Company, its stockholders, Participants, and their estates and beneficiaries.

ARTICLE 4. SHARES SUBJECT TO THE PLAN

4.1 NUMBER OF SHARES. The total number of Shares available for grant under the Plan may not exceed 150,000, subject to adjustment as provided in
      Section 4.3. the Shares issued pursuant to Options exercised under the Plan may be authorized and unissued Shares or Shares reacquired by the Company, as determined by the Committee.

4.2 LAPSED AWARDS. If any Option granted under the Plan terminates, expires, or lapses for any reason, any Shares subject to purchase pursuant to such Option again will be available for grant under the Plan to the full extent permitted under Section 16 of the Exchange Act.

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4.3   ADJUSTMENTS IN AUTHORIZED SHARES.  In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the shares, the number and/or type of Shares subject to any outstanding Award, and the Option exercise price per Share under any outstanding Option will be automatically adjusted so that the proportionate interests of the Participants will be maintained as before the occurrence of such event. Any adjustment pursuant to this Section 4.3 will be conclusive and binding for all purposes of the Plan.

ARTICLE 5.  ELIGIBILITY AND PARTICIPATION

5.1 ELIGIBILITY. Persons eligible to participate in the Plan are limited to Nonemployee Directors.

5.2   ACTUAL PARTICIPATION.   All eligible Nonemployee Directors will receive
      grants of Options pursuant to Article 6.

ARTICLE 6.  INITIAL AND ANNUAL OPTION GRANTS

6.1 INITIAL GRANT OF OPTIONS. Each individual who first becomes a Nonemployee Director on or after the Effective Date shall be granted an Option to purchase up to 10,000 Shares as of the date the individual first becomes a Nonemployee Director.

6.2   ANNUAL GRANT OF OPTIONS. Each individual who is a Nonemployee
      Director on the relevant Grant Date shall be granted an Option to purchase 5,000 Shares on each Grant Date, subject to the limitation on the number of Shares that may be awarded under this Plan. The specific terms of each annual Option grant is subject to the provisions of this Article 6 and the Option Agreement executed pursuant to Section 6.4.

6.3 EXERCISABILITY. Options granted at each Grant Date under this Plan shall be deemed to be a separate grant. The Participant may exercise all or part of each separate Option granted under this Plan on or after the relevant Grant Date.

6.4 OPTION AGREEMENT. Each Option grant will be evidenced by an Option Agreement that will not include any terms or conditions that are inconsistent with the terms and conditions of this Plan.

6.5 OPTION PRICE. The exercise price per Share under an Option granted pursuant to this Article 6 shall be equal to the Fair Market Value of such share on the day before the relevant Grant Date or the date upon which the individual first becomes a Nonemployee Director in the case of options granted pursuant to Section 6.1 ("Option Price").

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6.6   DURATION OF OPTIONS.  Each Option granted under this Article 6 shall expire on the tenth (10th) anniversary date of its grant unless the Option is earlier terminated, forfeited, or surrendered pursuant to a provision of this Plan or the applicable Option Agreement.

6.7 PAYMENT. Options are exercised by delivering a written notice of exercise to the Secretary of the Company, setting forth the number of Shares to be exercised, accompanied by full payment for the Shares. The Option Price is payable:

      (a)  in cash or its equivalent; or

      (b) by tendering previously acquired Shares having a Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares tendered upon Option exercise have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price); or

      (c)  by a combination of (a) and (b).

      As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant's name, Share certificates in an appropriate amount based upon the number of Shares purchased pursuant to the exercise of the Option.

6.8 RESTRICTIONS ON SHARE TRANSFERABILITY. To the extent necessary to ensure that Options granted under this Article 6 comply with applicable law, the Board shall impose restrictions on any shares acquired pursuant to the exercise of an Option under this Article 6, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any Stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.9 TERMINATION OF SERVICE ON BOARD OF DIRECTRS DUE TO DEATH OR DISABILITY. If a participant's service on the Board is terminated by reason of death or Disability, the Option will remain exercisable at any time prior to its expiration date, or for one (1) year after the date of death or Disability, whichever period is shorter, by the Participant or such person or persons as shall have been named as the Participant's legal representative or beneficiary, or by such persons that have acquired the Participant's rights under the Option by will or by the laws of descent and distribution.

6.10  TERMINATION OF SERVICE ON BOARD OF DIRECTORS FOR OTHER REASONS.
      If the Participant's service on the Board is terminated for any reason

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      other than for death or Disability, any outstanding Options held by the Participant will remain exercisable for thirty (30) days after the date the Participant's service on the Board terminates.

6.11  NONTRANSFERABILITY OF OPTIONS.  No Option granted under this
      Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated, other than by will, or by the laws of descent and distribution. Further, all Options granted to a participant under this
      Article 6 shall be exercisable during his or her lifetime only by such Participant.

ARTICLE 7.  AMENDMENT, MODIFICATION, AND TERMINATION

7.1 AMENDMENT, MODIFICATION, AND TERMINATION. Subject to the terms set forth in this Section 7.1, the Board of Directors may terminate, amend, or modify the Plan at any time; However, Plan provisions relating to the amount, price, and timing of securities to be awarded under the Plan may not be amended more than once every six (6) months.

7.2 AWARDS PREVIOUSLY GRANTED. Unless required by law, no termination, amendment, or modification of the Plan shall in any manner adversely affect any Award previously granted under the Plan, without the written consent of the Participant holding the Award.

ARTICLE 8.  MISCELLANEOUS

8.1 INDEMNIFICATION. Each individual who is or was a member of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the company an opportunity, at its own expense, to assume and defend the same before he or she undertakes to defend it on his or her own behalf.

      The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

8.2   BENEFICIARY DESIGNATION.   Each Participant under the Plan may
      name any beneficiary or beneficiaries to whom any benefit under the Plan is to be paid in the event of his or her death. Each designation will revoke all prior designations by the

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      same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his or her lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

8.3 SUCCESSORS. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

8.4 REQUIREMENTS OF LAW. The granting of Awards under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of the Plan, the Board of Directors may, at its sole discretion, terminate, amend, or modify the Plan in any way necessary to comply with applicable requirements of Rule 16b-3 promulgated by the Securities and Exchange Commission as interpreted pursuant to no-action letters and interpretive releases.

8.5 GOVERNING LAW. To the extent not preempted by Federal law, the Plan and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Colorado.

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